                           OFFER TO PURCHASE FOR CASH

             ALL OF THE OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                       OF

                                GIANT FOOD INC.
                                       AT

                              $43.50 NET PER SHARE
                                       BY

                             KONINKLIJKE AHOLD N.V.

                                 (ROYAL AHOLD)

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON WEDNESDAY, JUNE 17, 1998, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER ANTITRUST LAWS DESCRIBED IN
SECTION 15 AND THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE
SECTION 14.
    KONINKLIJKE AHOLD N.V. (ROYAL AHOLD) (THE "PURCHASER") HAS ENTERED INTO A STOCK PURCHASE AGREEMENT WITH THE 1224 CORPORATION (THE "SELLING SHAREHOLDER") WHICH OWNS ALL OF THE OUTSTANDING SHARES OF CLASS AC COMMON STOCK, PAR VALUE $1.00 PER SHARE, OF THE COMPANY (THE "CLASS AC SHARES") AND 500 SHARES. PURSUANT TO THE STOCK PURCHASE AGREEMENT, THE SELLING SHAREHOLDER (i) HAS AGREED TO SELL, AND THE PURCHASER HAS AGREED TO PURCHASE, ALL OF THE CLASS AC SHARES AT A PRICE OF $43.50 PER SHARE ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE STOCK PURCHASE AGREEMENT AND (ii) HAS AGREED TO TENDER PURSUANT TO THE OFFER, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE STOCK PURCHASE AGREEMENT, ALL OF THE SHARES OWNED BY THE SELLING SHAREHOLDER. SEE SECTION 11.
    IN ADDITION, THE PURCHASER AND J SAINSBURY plc ("SAINSBURY"), WHICH OWNS ALL OF THE OUTSTANDING SHARES OF CLASS AL COMMON STOCK, PAR VALUE $1.00 PER SHARE, OF THE COMPANY (THE "CLASS AL SHARES") AND 11,779,931 SHARES (OR APPROXIMATELY 20% OF THE OUTSTANDING SHARES), HAVE AGREED, SUBJECT TO AGREEMENT ON DOCUMENTATION, (i) FOR SAINSBURY TO SELL, AND FOR THE PURCHASER TO PURCHASE, ALL OF THE CLASS AL SHARES FOR AN AGGREGATE PURCHASE PRICE OF $100,000,000 ON THE TERMS AND CONDITIONS TO BE AGREED UPON AND (ii) FOR SAINSBURY TO TENDER PURSUANT TO THE OFFER, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH HEREIN, ALL OF THE SHARES OWNED BY SAINSBURY. SEE SECTION 11.
    THE STRATEGIC PLANNING COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE SHARES AND UNANIMOUSLY RECOMMENDED TO THE BOARD OF DIRECTORS OF THE COMPANY THAT IT APPROVE THE OFFER AND RECOMMEND THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. AS OF THE DATE HEREOF, THE FULL BOARD OF DIRECTORS OF THE COMPANY HAS NOT REVIEWED THE OFFER AND HAS NOT TAKEN A POSITION WITH RESPECT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of the Shares owned by such stockholder should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in
Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.
    Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.
    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                            ------------------------
                      The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.
                            ------------------------
May 19, 1998.

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
INTRODUCTION.......................................................    1
THE TENDER OFFER...................................................    2
   1.  Terms of the Offer..........................................    2
   2.  Acceptance for Payment and Payment for Shares...............    3
   3.  Procedures for Tendering Shares.............................    5
   4.  Withdrawal Rights...........................................    7
   5.  Certain United States Federal Income Tax Consequences.......    7
   6.  Price Range of Shares; Dividends............................    8
   7.  Certain Information Concerning the Company and the Selling
       Shareholder.................................................    9
   8.  Certain Information Concerning the Purchaser................   11
   9.  Source and Amount of Funds..................................   14
  10.  Background of the Offer; Contacts with the Company..........   15
  11.  Purpose of the Offer; Plans for the Company; Stock Purchase
       Agreement; Sainsbury Agreement..............................   18
  12.  Dividends and Distributions.................................   26
  13.  Effect of the Offer on the Market for the Shares; Exchange
       Listing and Exchange Act Registration.......................   27
  14.  Conditions of the Offer.....................................   28
  15.  Certain Legal Matters; Regulatory Approvals.................   30
  16.  Fees and Expenses...........................................   32
  17.  Miscellaneous...............................................   33

SCHEDULE I

     Information Concerning the Directors and Executive Officers of the
Purchaser

                                       (i)

To the Holders of Class A Common Stock of
  Giant Food Inc.:

                                  INTRODUCTION

     Koninklijke Ahold N.V. (Royal Ahold), a public company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Zaandam (Municipality Zaanstaad) (the "Purchaser"), hereby offers to purchase all outstanding shares of Class A Common Stock, par value $1.00 per share (the "Shares"), of Giant Food Inc., a Delaware corporation (the "Company"), at a price of $43.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Dealer Manager (the "Dealer Manager" or "Merrill Lynch"), The Bank of New York, as Depositary (the "Depositary"), and D.F. King & Co., Inc., as Information Agent (the "Information Agent"), in each case incurred in connection with the Offer. See Section 16.

     THE STRATEGIC PLANNING COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY (THE "SPECIAL COMMITTEE") HAS UNANIMOUSLY DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE SHARES AND UNANIMOUSLY RECOMMENDED TO THE BOARD OF DIRECTORS OF THE COMPANY THAT IT APPROVE THE OFFER AND RECOMMEND THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. AS OF THE DATE HEREOF, THE FULL BOARD OF DIRECTORS OF THE COMPANY HAS NOT REVIEWED THE OFFER AND HAS NOT TAKEN A POSITION WITH RESPECT TO THE OFFER.

     The Offer is being made pursuant to a Stock Purchase Agreement, dated as of May 19, 1998, between the Purchaser and The 1224 Corporation (the "Selling Shareholder") (the "Stock Purchase Agreement"). Pursuant to the Stock Purchase Agreement, the Selling Shareholder (i) has agreed to sell, and the Purchaser has agreed to purchase, all of the shares of Class AC Common Stock, par value $1.00 per share, of the Company (the "Class AC Shares") at a price of $43.50 on the terms and subject to the conditions set forth in the Stock Purchase Agreement and (ii) has agreed to tender validly (and not to withdraw) pursuant to and in accordance with the terms of the Offer all of the Shares that are owned by it (which, as of the date hereof, is 500 Shares). The Selling Shareholder's obligation to sell and the Purchaser's obligation to purchase the Class AC Shares is conditioned upon the consummation of the Offer. See Sections 7 and 11.

     In addition, the Purchaser and J Sainsbury plc ("Sainsbury"), which owns all of the outstanding shares of Class AL Common Stock, par value $1.00 per share, of the Company (the "Class AL Shares") and 11,779,931 Shares (or approximately 20% of the outstanding Shares), have agreed, subject to agreement on documentation, (i) for Sainsbury to sell, and for the Purchaser to purchase, all of the Class AL Shares for an aggregate purchase price of $100,000,000 on the terms and conditions to be agreed upon and (ii) for Sainsbury to tender pursuant to the Offer, upon the terms and subject to the conditions set forth herein, all of the Shares owned by Sainsbury. See Section 11.

     The Company currently has three classes of common stock: (i) the Class AC Shares, (ii) the Class AL Shares and (iii) the Shares. All such classes of common stock have the same rights and privileges except that the Class AC Shares and the Class AL Shares each have voting rights and the Shares have no voting rights. Currently there are outstanding 125,000 Class AC Shares (all of which are owned by the Selling Shareholder) and 125,000 Class AL Shares (all of which are owned indirectly by Sainsbury). Pursuant to the Certificate of Incorporation of the Company, the Class AC Shares have the right to elect five of the nine directors of the Board of Directors of the Company and the Class AL Shares have the right to elect four of the nine directors of the Board of Directors of the Company.

     THE PURCHASER HAS BEEN ADVISED THAT WASSERSTEIN PERELLA & CO., INC. ("WASSERSTEIN"), FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE, HAS DELIVERED TO THE SPECIAL COMMITTEE ITS WRITTEN OPINION DATED MAY 18, 1998 (WHICH OPINION WAS DELIVERED PRIOR TO THE INCREASE IN THE OFFER PRICE FROM $43.00 TO $43.50) THAT, AS OF SUCH DATE AND BASED UPON ITS REVIEW AND ANALYSIS AND SUBJECT TO THE LIMITATIONS SET FORTH THEREIN, THE $43.00 PER SHARE CASH CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF THE SHARES PURSUANT TO THE OFFER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH STOCKHOLDERS. A COPY OF THE OPINION OF WASSERSTEIN, WHICH SETS FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND SCOPE OF REVIEW UNDERTAKEN BY WASSERSTEIN, IS CONTAINED IN THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 FILED BY THE MEMBERS OF THE SPECIAL COMMITTEE AND CERTAIN OFFICERS OF THE COMPANY (THE "OFFICERS' AND DIRECTORS' SCHEDULE 14D-9"), WHICH IS BEING MAILED TO HOLDERS OF THE SHARES CONCURRENTLY HEREWITH. HOLDERS OF THE SHARES ARE URGED TO READ THE FULL TEXT OF SUCH OPINION.

     THE PURCHASER HAS BEEN ADVISED THAT PAINEWEBBER INCORPORATED ("PAINEWEBBER"), THE FINANCIAL ADVISOR TO THE SELLING SHAREHOLDER, HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE SELLING SHAREHOLDER ITS WRITTEN OPINION DATED MAY 18, 1998 (WHICH OPINION WAS DELIVERED PRIOR TO THE INCREASE IN THE OFFER PRICE FROM $43.00 TO $43.50), THAT, AS OF SUCH DATE AND BASED UPON ITS REVIEW AND ANALYSIS AND SUBJECT TO THE LIMITATIONS SET FORTH THEREIN, THE $43.00 PER SHARE CASH CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF THE SHARES PURSUANT TO THE OFFER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH STOCKHOLDERS. A COPY OF THE OPINION OF PAINEWEBBER, WHICH SETS FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND SCOPE OF REVIEW UNDERTAKEN BY PAINEWEBBER, IS CONTAINED IN THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 FILED BY THE SELLING SHAREHOLDER, WHICH IS BEING MAILED TO HOLDERS OF THE SHARES CONCURRENTLY HEREWITH. HOLDERS OF THE SHARES ARE URGED TO READ THE FULL TEXT OF SUCH OPINION.

     The Purchaser has been informed that, as of May 13, 1998, there were 59,914,510 Shares issued and outstanding (excluding Shares held in the Company's treasury), 3,422,994 Shares reserved for issuance upon the exercise of outstanding options granted under the Company's stock option plans and 100,627 Shares held in the Company's treasury.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, June 17, 1998, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, the expiration or termination of any applicable waiting period under the antitrust laws described in Section 15. The Offer is also subject to certain other conditions set forth in Section 14. If these or any of the other conditions referred to in Section 14 are not satisfied or any of the events specified in Section 14 have occurred or are determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser reserves the right (but is not obligated) to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer, and return all tendered Shares to the tendering stockholders, (ii) waive or amend any or all conditions to the Offer, to the extent permitted by applicable law and the provisions of the Stock Purchase Agreement and subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered or (iii) subject to the limitations described below, extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended.

     Subject to the applicable rules and regulations of the Commission and to applicable law, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in Section 14, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw its Shares. See Section 4.

     Subject to the applicable rules and regulations of the Commission and to applicable law, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15 or in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any Shares if any of the conditions referred to in Section 14 are not satisfied or any of the events specified in Section 14 have occurred and (iii) to waive any condition, or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

     The Purchaser reserves the right to modify the terms of the Offer, including without limitation, except as provided below, to extend the Offer beyond any scheduled expiration date, except that, without the consent of the Selling Shareholder, the Purchaser will not reduce the number of Shares sought in the Offer, reduce the Offer Price, modify or add to the conditions of the Offer referred to in Section 14 in a manner that is materially adverse to the holders of Shares or change the form of consideration payable in the Offer.

     The Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer, and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of the second preceding paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

     During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act), which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

     The Company has provided the Purchaser with the Company's list of holders of the Shares and security position listings in respect of the Shares for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's list of holders of the Shares and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of holders of the Shares or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 14. Subject to applicable rules of the Commission, the Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15. Notwithstanding the fact that the Purchaser reserves the right to assert the non-occurrence of a condition set forth in
Section 14, following acceptance for payment of Shares but prior to payment for Shares, in order to delay payment or cancel its obligation to pay for properly tendered Shares, the Purchaser understands that all conditions to the Offer, other than receipt of necessary regulatory approvals, must be satisfied or waived prior to acceptance for payment of Shares. In addition, if, following acceptance for payment of Shares, the Purchaser asserts such a regulatory approval as a condition and does not promptly pay for Shares tendered, the Purchaser will promptly return such Shares.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any delay in making such payment or extension of the Expiration Date. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share pursuant to the Offer, the Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     The Purchaser reserves the right to assign to any of its direct or indirect wholly-owned subsidiaries the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3.  PROCEDURES FOR TENDERING SHARES.

     VALID TENDER OF SHARES. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile thereof, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

     SIGNATURE GUARANTEE. Signatures on all Letters of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three American Stock Exchange (the "AMEX") trading days after the date of execution of the Notice of Guaranteed Delivery.

     Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal or facsimile thereof (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     APPOINTMENT AS PROXY. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after May 19, 1998). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent or otherwise, and the Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance (for payment of such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares and other securities.

     BACKUP WITHHOLDING. TO PREVENT UNITED STATES FEDERAL BACKUP WITHHOLDING TAX WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE SECTION 5 OF THIS OFFER TO PURCHASE AND INSTRUCTION 9 TO THE LETTER OF TRANSMITTAL.

     The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 18, 1998, or at such later time as may apply if the Offer is extended.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this
Section 4. Any such delay will be an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

     Withdrawals of tendered Shares may not be rescinded (without the Purchaser's consent), and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed to not have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in Section 3.

     5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer by a stockholder that is a citizen or resident of the United States, a partnership or corporation created in or under the laws of the United States or any state thereof (including the District of Columbia), an estate, the income of which is subject to U.S. federal income taxation regardless of its source or a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control (a "U.S. Holder") will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a U.S. Holder will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount realized from the sale of Shares and such U.S. Holder's adjusted tax basis in such Shares. Assuming that the Shares constitute a capital asset in the hands of the U.S. Holder, such gain or loss will be capital gain or loss and in the case of a noncorporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such Shares exceeds one year and will be further reduced if such Shares were held for more than 18 months.

     The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to the exercise of stock options or otherwise as compensation, holders that are not U.S. Holders and stockholders that are otherwise subject to special tax rules, such as financial institutions, insurance companies, dealers or traders in securities or currencies, tax-exempt entities, persons that hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes and persons that have a "functional currency" other than the United States dollar.

     INFORMATION REPORTING AND BACKUP WITHHOLDING TAX. United States information reporting will apply to proceeds from the sale of Shares paid within the United States to a U.S. Holder (other than an "exempt recipient"). As noted in Section 3, a stockholder (other than an "exempt recipient," including a corporation and a non-U.S. Holder that provides appropriate certification (if the payor does not have actual knowledge that such certificate is false)) that receives cash in exchange for Shares may be subject to U.S. federal backup withholding tax at a rate equal to 31%, unless such stockholder provides its taxpayer identification number and certifies that such stockholder is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Depositary. Accordingly, each stockholder should complete, sign and submit the Substitute Form W-9 included as part of the Letter of Transmittal in order to avoid the imposition of such backup withholding tax.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION AND IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY RETROACTIVELY). STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL AND FOREIGN TAX LAWS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and traded on the AMEX, the Philadelphia Stock Exchange and the Pacific Stock Exchange under the symbol "GFS.A". The following table sets forth, for the periods indicated, the high and low sales prices per Share on the AMEX as reported by the Dow Jones News Service.

                                                               MARKET PRICE
                                                             ----------------
                                                              HIGH      LOW
                                                             ------    ------
FISCAL YEAR ENDED FEBRUARY 22, 1997:
  First Quarter............................................  $33.50    $30.38
  Second Quarter...........................................   36.13     33.13
  Third Quarter............................................   35.50     32.38
  Fourth Quarter...........................................   36.13     31.88
FISCAL YEAR ENDED FEBRUARY 28, 1998:
  First Quarter............................................   33.75     31.00
  Second Quarter...........................................   33.94     32.19
  Third Quarter............................................   33.94     28.38
  Fourth Quarter...........................................   36.63     30.13
FISCAL YEAR ENDED FEBRUARY 27, 1999:
  First Quarter (through May 18, 1998).....................   39.94     34.75

     On May 18, 1998, the last full trading day prior to the public announcement of the Offer and the date of this Offer to Purchase, the reported closing sales price of the Shares on the AMEX was $37.69 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The table below sets forth the aggregate per share amount of dividends declared on the Shares during the periods indicated:

                                                                 PER SHARE
                                                              DIVIDEND AMOUNT
                                                              ---------------
Fiscal Year ended February 22, 1997.........................       $0.76
Fiscal Year ended February 28, 1998.........................        0.78
Fiscal Year ended February 27, 1999 -- First Quarter
  (through May 23, 1998)....................................        0.20

     On April 16, 1998, the Board of Directors of the Company announced that it had voted to increase the quarterly dividend from 19.5 cents to 20.0 cents per share on all classes of common stock of the Company, including the Shares.

7. CERTAIN INFORMATION CONCERNING THE COMPANY AND THE SELLING SHAREHOLDER.

     The Company. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The Purchaser does not assume any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser. The Purchaser has not received projections or similar forward looking information from the Company.

     The Company and its subsidiaries operate a chain of 179 retail stores selling food, drugs and general merchandise in Washington, D.C., Maryland, Virginia, Delaware, New Jersey and Pennsylvania. The majority of the Company's stores are located in shopping centers. The Company also operates freestanding drug stores in Bethesda and Salisbury, Maryland and Arlington, Virginia. The Company is a Delaware corporation. The address of its principal executive offices is 6300 Sheriff Road, Landover, Maryland 20785. The telephone number of the Company at such offices is (301) 341-4100.

     Capital Structure. The Company currently has three classes of common stock: (i) the Class AC Shares, (ii) the Class AL Shares and (iii) the Shares. All such classes of common stock have the same rights and privileges except that the Class AC Shares and the Class AL Shares each have voting rights and the Shares have no voting rights. Currently, there are outstanding 125,000 Class AC Shares (all of which are owned by the Selling Shareholder) and 125,000 Class AL Shares. Pursuant to the Certificate of Incorporation of the Company, the Class AC Shares have the right to elect five of the nine directors of the Board of Directors of the Company, and the Class AL Shares have the right to elect four of the nine directors of the Board of Directors of the Company. All of the Class AC Shares are owned by the Selling Shareholder. All of the Class AL Shares are owned by Sainsbury. In addition, according to the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1998, Sainsbury owns 11,779,931 Shares, or approximately 20% of the outstanding Shares.

     Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company's Annual Reports on Form 10-K for the fiscal years ended February 28, 1998 and February 22, 1997. More comprehensive financial information is included in these reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein. These reports and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth under "Available Information".

                                GIANT FOOD INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                      FISCAL YEAR ENDED
                                                         --------------------------------------------
                                                         FEBRUARY 28,    FEBRUARY 22,    FEBRUARY 24,
                                                           1998(1)           1997            1996
                                                         ------------    ------------    ------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Sales..................................................   $4,230,640      $3,880,959      $3,860,579
Costs and expenses.....................................    4,113,488       3,740,504       3,692,752
Income before income taxes.............................      117,152         140,455         167,827
Net income.............................................       71,190          85,504         102,153
Earnings per share(2)..................................         1.19            1.43            1.72
BALANCE SHEET DATA (AT PERIOD END):
Total current assets...................................      522,073         557,876         546,271
Property, plant and equipment, net.....................      841,049         781,601         728,895
Total assets...........................................    1,521,882       1,503,525       1,447,139
Total current liabilities..............................      348,693         359,117         337,242
Total long-term debt...................................      183,175         183,992         188,822
Total other liabilities................................       87,401          86,763          98,318
Total stockholders' equity.............................      902,613         873,653         822,757

---------------
(1) The fiscal year ended February 28, 1998 includes 53 weeks compared to 52 weeks for the fiscal years ended February 22, 1997 and February 24, 1996.

(2) Amounts are on a non-diluted basis for all outstanding shares of common stock.

     Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in reports filed with the Commission. These reports and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports and other information concerning the Company should also be available for inspection at the offices of the AMEX, 86 Trinity Place, New York, New York 10006-1881. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"), including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

     THE SELLING SHAREHOLDER.

     The information concerning the Selling Shareholder contained in this Offer to Purchase has been provided by the Selling Shareholder or has been taken from or based upon publicly available documents and other public sources. The Purchaser does not assume any responsibility for the accuracy or completeness of the information concerning the Selling Shareholder contained in such documents or for any failure by the Selling Shareholder to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser.

     The Purchaser has been informed by the Selling Shareholder that the Selling Shareholder was established pursuant to the will of Israel Cohen, the son of one of the founders of the Company. The outstanding capital stock of the Selling Shareholder consists of 125,000 shares of non-voting common stock and 500 shares of voting common stock. All of the non-voting common stock of the Selling Shareholder is owned by the Israel Cohen Estate and each of the following individuals owns 100 shares of the voting common stock of the Selling
Shareholder: Pete L. Manos (the Chairman of the Board, President and Chief Executive Officer of the Company), Alvin Dobbin (a Director of the Company), David W. Rutstein (the Senior Vice President-General Counsel of the Company), Roger D. Olson (the Senior Vice President-Labor Relations and Personnel of the Company) and Lillian Cohen Solomon, the sister of Mr. Cohen. The holders of the voting common stock of the Selling Shareholder have the exclusive right to exercise all the voting rights with respect to the Class AC Shares of the Company owned by the Selling Shareholder. The Certificate of Incorporation of the Selling Shareholder provides that the Selling Shareholder may sell the Class AC Shares only when authorized by a resolution adopted by holders of 60% of the voting common stock of the Selling Shareholder, and such sale must be part of a transaction pursuant to which all holders of Shares are afforded the opportunity to participate in the sale on equal terms with the Selling Shareholder. The Purchaser has been informed by the Selling Shareholder that the holders of the voting common stock of the Selling Shareholder, by unanimous vote, have adopted a resolution authorizing the sale of the Class AC Shares pursuant to the Stock Purchase Agreement.

     8. CERTAIN INFORMATION CONCERNING THE PURCHASER.

     The Purchaser is a public company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Zaandam (municipality Zaanstad), The Netherlands, with interests in food retailing in The Netherlands, various other European countries, the United States, several countries in Asia and in several countries in Latin America. The Purchaser's common shares are listed on the AEX-Stock Exchange and the Swiss Exchange. American Depositary Shares representing the Purchaser's common shares trade on the New York Stock Exchange, Inc. under the symbol "AHO". The principal executive offices of the Purchaser are located at Albert Heijnweg 1, 1507 EH Zaandam, The Netherlands. The telephone number of the Purchaser at such offices is 011-31-75-659-5648 (Investor Relations).

     The Purchaser is subject to the informational and reporting requirements of the Exchange Act applicable to foreign private issuers and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Additional information concerning the Purchaser is set forth in the Purchaser's Annual Report on Form 20-F for the fiscal year ended December 28, 1997 (the "Purchaser Annual Report") and other reports filed with the Commission, which may be inspected at, and copies may be obtained from, the same places and in the manner set forth with respect to information concerning the Company in Section 7 (except that since such reports are not filed through EDGAR, they are not publicly available through the Commission's home page).

     Set forth below are certain selected consolidated financial data with respect to the Purchaser and its consolidated subsidiaries for the Purchaser's last three fiscal years (collectively, the "Purchaser Financial Statements"), excerpted or derived from the Purchaser Annual Report. The financial information set forth below is derived from, and should be read in conjunction with, and is qualified entirely by reference to, the Purchaser Financial Statements and notes thereto prepared in accordance with Item 18 of Form 20-F and included in the Purchaser Annual Report filed with the Commission, which is incorporated herein by reference. The Purchaser Financial Statements and related notes may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7 (except that since such reports are not filed through EDGAR, they are not publicly available through the Commission's home page).

     The Purchaser Financial Statements are presented in Dutch Guilders ("Guilders" or "NLG") and are prepared in accordance with accounting principles generally accepted in The Netherlands ("Dutch GAAP"), which (as described below) differ in certain respects from generally accepted accounting principles in the United States ("U.S. GAAP"). In addition, as a significant portion of the Purchaser's business is based in the United States, exchange rate fluctuations between the Guilder and the U.S. dollar (the "Dollar") are among the factors influencing year-to-year comparability of consolidated earnings and equity. The weighted average rate of the Guilder per Dollar utilized in the Purchaser Financial Statements was NLG 1.95, NLG 1.69 and NLG 1.61 for the fiscal years ended December 28, 1997, December 29, 1996 and December 31, 1995, respectively. The year-end rates of the Guilder per Dollar used in the preparation of the Purchaser Financial Statements as of December 28, 1997, December 29, 1996 and December 31, 1995 were NLG 2.00, NLG 1.75 and NLG 1.60, respectively. The rates used in the preparation of the Purchaser Financial Statements may vary in certain minor respects from the rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"). As of May 15, 1998, the Noon Buying Rate was NLG 2.01 = U.S. $1.00. No representation is made that Guilders have been, could have been or could be converted into Dollars at that or any other rate.

                             KONINKLIJKE AHOLD N.V.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                       FISCAL YEAR
                                                              -----------------------------
                                                               1997       1996       1995
                                                              -------    -------    -------
                                                                (IN MILLIONS OF GUILDERS,
                                                                EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED EARNINGS DATA
Amounts in accordance with Dutch GAAP:
  Sales.....................................................  50,568     36,538     29,617
  Net earnings(1)...........................................     934        632        457
  Net earnings per common share(2)..........................    1.77       1.41       1.21
Approximate amounts in accordance with US GAAP:
  Net earnings(1)...........................................     712        517        410
  Net earnings per common share(2)..........................    1.34       1.15       1.08

                                                              DEC. 28    DEC. 29    DEC. 28
                                                               1997       1996       1995
                                                              -------    -------    -------
                                                                (IN MILLIONS OF GUILDERS)
CONSOLIDATED BALANCE SHEET DATA
Amounts in accordance with Dutch GAAP:
  Total assets..............................................  18,839     14,870      9,265
  Borrowings, long-term portion.............................   3,916      3,122      1,302
  Capitalized lease commitments, long-term portion..........   1,494      1,222        826
  Stockholders' equity......................................   3,089      2,417      2,242
Approximate amounts in accordance with US GAAP:
  Total assets..............................................  25,507     20,565     10,935
  Stockholders' equity......................................   9,593      8,114      3,779

---------------
(1) Before dividends on Cumulative Preferred Financing Shares.

(2) Adjusted for 3-for-1 stock split in July 1997.

     On May 12, 1998, the Purchaser announced that its consolidated sales for the first quarter of 1998 (which consisted of 16 weeks ended April 19, 1998) were NLG 16.1 million, a 14.6% (8.9% at a constant U.S. Dollar rate) increase over its consolidated sales for the first quarter of 1997 (which consisted of 16 weeks ended April 20, 1997).

     The differences between Dutch GAAP and U.S. GAAP which materially affect the Purchaser's reported net earnings and stockholders' equity are explained below.

     Goodwill: Under Dutch GAAP, the amount of goodwill included in the price of acquired companies is deducted from stockholders' equity (and minority interest when applicable) in the year of acquisition. Under U.S. GAAP, goodwill is capitalized and amortized over the estimated life, not to exceed 40 years.

     Pension cost: Under Dutch GAAP, pension costs are based on actual computed contributions to foundations. Under U.S. GAAP, pension costs are computed in accordance with the provisions of Statement of Financial Accounting Standard No. 87, "Employer's Accounting for Pensions" and include current service costs, interest costs and amortization of prior service costs.

     Revaluation of Ahold Vastgoed B.V.: Under Dutch GAAP, the assets of Ahold Vastgoed B.V., a real estate subsidiary of the Purchaser, were revalued in 1988. The resulting unrealized gain was added to the revaluation reserve, which is part of stockholders' equity. Upon selling revalued real estate, the relevant part of the revaluation reserve is considered realized and transferred to the statement of earnings. The revaluation amount is depreciated over the life of the related asset. Such one-time revaluations are not allowed under U.S. GAAP.

     During the last five years, neither the Purchaser nor to the best of its knowledge, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws.

     Except as described in this Offer to Purchase, (i) neither the Purchaser nor, to the best of its knowledge, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of the Purchaser beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company and (ii) neither the Purchaser nor, to the best of its knowledge, any of the persons or entities referred to above or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in such equity securities during the past 60 days.

     Except as described in this Offer to Purchase, neither the Purchaser nor, to the best of its knowledge, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since February 26, 1995, neither the Purchaser nor, to the best of its knowledge, any of the persons listed on Schedule I hereto has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since February 26, 1995, there have been no contacts, negotiations or transactions between the Purchaser or any of its subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     9. SOURCE AND AMOUNT OF FUNDS. The Offer is not conditioned upon any financing arrangements. The amount of funds required by the Purchaser to purchase all of the Class AC Shares from the Selling Shareholder, all of the Class AL Shares from Sainsbury and all of the outstanding Shares pursuant to the Offer and to pay related fees and expenses is expected to be approximately $2.7 billion. The Purchaser intends to obtain such funds primarily through a loan facility to be provided by ABN AMRO Bank nv (the "Bank") (the "1998 Credit Facility") and the balance through borrowings under an existing $1 billion multicurrency revolving credit agreement dated as of December 18, 1996 between the Purchaser, Ahold U.S.A., Inc. and a syndicate of banks headed by the Bank (the "1996 Credit Facility").

     The Purchaser has received a commitment letter (the "Commitment Letter") from the Bank pursuant to which the Bank has agreed to lend to the Purchaser up to $2.0 billion. The 1998 Credit Facility will expire 364 days after signing. Borrowings under the 1998 Credit Facility will bear interest at the rate of LIBOR plus 15 basis points.

     The 1996 Credit Facility expires on December 18, 2002. Borrowings under the 1996 Credit Facility bear interest at LIBOR plus 10 basis points. The 1996 Credit Facility contains certain restrictions on, among other things, the creation of liens and certain financial covenants which require the Purchaser to maintain a specified (i) ratio of operating earnings before income taxes plus net interest expense to net interest expense and (ii) ratio of interest bearing debt minus subordinated loans minus cash to total capital accounts plus goodwill, associated with a previous acquisition. The 1996 Credit Facility also contains certain events of default including (i) the liquidation or bankruptcy of the Purchaser or any of its material subsidiaries, (ii) changes in the character of its business and (iii) the lease, sale or disposition of all or any of its assets. In addition, the

Purchaser has agreed to pay the Bank certain fees and to reimburse the Bank for certain expenses and to provide certain indemnities, as is customary for commitments of the type described herein.

     The foregoing summary of the source and amount of funds is subject to the preparation and completion of a definitive credit agreement for the 1998 Credit Facility and is qualified in its entirety by reference to the text of the Commitment Letter and the 1996 Credit Facility, copies of which have been filed as exhibits to the Tender Offer Statement on Schedule 14D-1 relating to the Offer which the Purchaser has filed with the Commission (the "Schedule 14D-1"). The Commitment Letter and the 1996 Credit Facility may be inspected at, and copies may be obtained from, the same places and in the manner set forth in
Section 7. If and when definitive agreements relating to the 1998 Credit Facility are executed, copies will be filed as exhibits to an amendment to the
Schedule 14D-1.

     The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. The Purchaser believes that the financing of the acquisition of the Shares will be in full compliance with, or not subject to, the margin regulations.

     The Purchaser currently contemplates that it will refinance the borrowings incurred as described above through the issuance of equity securities, subject to market conditions and available terms. No assurance can be given that market conditions or available terms will render it desirable to proceed with any such issuance of its equity securities.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

BACKGROUND TO OFFER.

     On March 10, 1997, a representative of PaineWebber Incorporated ("PaineWebber"), the financial advisor to the Selling Shareholder, contacted the Purchaser to inquire whether the Purchaser would be interested in acquiring the Class AC Shares and the Shares and was informed that the Purchaser would be interested in an acquisition of all of the capital stock in the Company. On May 3, 1997, Alvin Dobbin, then the Executive Vice President of the Company and the Vice President and Treasurer of the Selling Shareholder, Cees H. van der Hoeven, the President and Chief Executive Officer of the Purchaser, and Robert G. Tobin, then Chief Executive Officer of The Stop & Shop Companies, Inc., a subsidiary of the Purchaser, met while attending an industry conference and discussed the interest of the Purchaser in an acquisition of the Company. Subsequently, Mr. Tobin and Pete L. Manos, the Chairman of the Board, President and Chief Executive Officer of the Company and the Chairman of the Board and President of the Selling Shareholder, had occasional telephone conversations regarding such possible acquisition.

     At an industry conference in June 1997, Mr. van der Hoeven spoke to Thomas Vyner, then Vice Chairman of Sainsbury about the possibility of the Purchaser's acquiring Sainsbury's interest in the Company. Mr. Vyner responded that Sainsbury was having a meeting in September regarding its U.S. strategy and that he would get back to Mr. van der Hoeven thereafter. In July 1997, Merrill Lynch, the financial advisor to the Purchaser, made a presentation to the Purchaser regarding, among other things, the potential acquisition of the Company by the Purchaser. In October 1997, Mr. van der Hoeven spoke with David Bremner, the Deputy Group Chief of Sainsbury, but was informed that Sainsbury was not interested in selling its interest in the Company at such time.

     On October 10, 1997, Mr. Tobin and Mr. Manos met and each expressed interest in considering a transaction at some point in the future. On October 29, 1997, Mr. Manos telephoned Mr. Tobin to inform him that the Selling Shareholder was prepared to enter into active negotiations with the Purchaser. As a result, a meeting was arranged in November among Mr. van der Hoeven, Mr. Tobin, Robert Zwartendijk, an Executive Vice President of the Purchaser and the Chief Executive Officer of Ahold U.S.A., Inc., and Mr. Manos to discuss a possible acquisition by the Purchaser. At such meeting, Mr. van der Hoeven expressed the Purchaser's continued interest in such an acquisition but only if it included the acquisition of the Class AL Shares owned by Sainsbury and requested that the Selling Shareholder inquire whether Sainsbury would be willing to sell the Class AL Shares to the Purchaser.

     During December 1997 and January 1998, representatives of the Purchaser and the Selling Shareholder had telephone conversations regarding possible acquisition structures. On January 19, 1998, while attending another industry conference, Mr. van der Hoeven, Mr. Zwartendijk and Mr. Tobin met with Mr. Manos to discuss further a possible acquisition transaction. Subsequently, a meeting was held on January 28, 1998, among Paul J. Butzelaar, the Senior Vice President and General Counsel of the Purchaser, David W. Rutstein, the Senior Vice President--General Counsel of the Company and the Vice President of the Selling Shareholder, representatives of PaineWebber and legal advisors to the Purchaser, the Selling Shareholder and the Special Committee. At this meeting the legal structure of, the documentation required for and other aspects of a possible transaction were discussed. Subsequent to such meeting, Messrs. Butzelaar and Rutstein had several conversations further addressing the issues raised at the January 28(th) meeting.

     On February 2, 1998, a confidentiality agreement was entered into by the Purchaser and the Selling Shareholder. Subsequent thereto, representatives of the Purchaser conducted due diligence with respect to certain matters. In addition, during February further meetings were held among Mr. Butzelaar, Mr. Rutstein, the legal advisors to the Purchasers and the financial and legal advisors to the Selling Shareholder and the Special Committee at which the structure of the transaction and other issues were discussed. On March 26, a meeting was held among the representatives of the Purchaser, the Selling Shareholder and the Special Committee to discuss draft documentation that had previously been distributed by the Purchaser's legal advisors.

     Subsequent to such meeting, representatives of PaineWebber, Wasserstein and Merrill Lynch had several conversations regarding the transaction. At a meeting on March 31, 1998, representatives of Merrill Lynch indicated to representatives of PaineWebber and Wasserstein that the Purchaser would be willing to offer $41.25 for the Class AC Shares and the Shares, subject to the condition that the Purchaser is able to acquire the Class AL Shares from Sainsbury. The representatives of PaineWebber and Wasserstein stated that they believed their clients would not accept such an offer. On April 7, 1998, representatives of Merrill Lynch met with representatives of PaineWebber and Wasserstein, at which meeting PaineWebber and Wasserstein made a presentation regarding the Company's financial results, stock trading history, northern division and cost savings initiatives.

     On April 27, 1998, the Purchaser and the Selling Shareholder executed an exclusivity agreement pursuant to which the Selling Shareholder agreed from the date of such agreement until May 31, 1998, not to solicit or encourage any proposal to acquire the Class AC Shares, any tender or exchange offer for the Company's common shares, or any merger or similar transaction involving the Company, except as otherwise specifically permitted thereby. Subsequently on such date, at a meeting among the financial advisors to the Purchaser, the Selling Shareholder and the Special Committee, representatives of Merrill Lynch indicated that the Purchaser would be willing to increase the price it would pay for the Class AC Shares and the Shares to $41.75 per share. The financial advisors to the Selling Shareholder and the Special Committee responded that such price was less than what the Selling Shareholder and the Special Committee were willing to accept. On April 28, 1998, Mr. Zwartendijk proposed in a telephone call to Mr. Manos an increased offer price of $42.00 per share.

     On April 29, 1998, Messrs. Butzelaar and Rutstein, the legal advisors to the Purchaser, the Selling Shareholder and the Special Committee and a representative of Merrill Lynch met to continue negotiation of the draft agreements. During a portion of such meeting, Mr. Manos and Mr. Zwartendijk participated by conference telephone. After some discussion between the parties, Mr. Zwartendijk and Mr. Manos agreed to a price of $43.50 per share for the Class AC Shares and the Class A Shares but conditioned upon the Purchaser's acquisition of the Class AL Shares from Sainsbury and the approval by the Executive and Supervisory Boards of the Purchaser, the Board of Directors of the Selling Shareholder and the Special Committee. It was agreed that Mr. van der Hoeven and Mr. Manos should separately call Lord David Sainsbury, the Chairman of Sainsbury, to arrange separate meetings with him to discuss an acquisition by the Purchaser of Sainsbury's interest in the Company. Subsequently, Mr. van der Hoeven and Mr. Manos separately called Lord Sainsbury and arranged separate meetings with him in London on May 5, 1998.

     On May 4, 1998, Mr. van der Hoeven met with Mr. Manos and Mr. Rutstein at an industry conference to discuss the upcoming meetings with Lord Sainsbury. At the May 5th meetings with Lord Sainsbury, Mr. van der Hoeven and Mr. Manos were each informed by Lord Sainsbury that Sainsbury was not interested in selling its interest in the Company to the Purchaser at such time. After such meetings, Mr. van der Hoeven, Mr. Manos and Mr. Rutstein met and Mr. Manos asked Mr. van der Hoeven whether the Purchaser would be willing to drop its condition that it acquire the Class AL Shares. Mr. van der Hoeven indicated that he could not respond to such request without further discussions with the Purchaser's Executive Board and Supervisory Board.

     On May 11, 1998, the Executive Board of the Purchaser met and determined to recommend to the Supervisory Board of the Company that the Purchaser proceed with an acquisition of the Class AC Shares and the Shares not conditioned upon its acquisition of the Class AL Shares from Sainsbury. On May 12, the Supervisory Board of the Purchaser authorized the Purchaser to proceed with such an acquisition but subject to approval of the final terms by the Executive Board of the Purchaser. Subsequent to such meeting, Mr. Zwartendijk called Mr. Manos to inform him of the Supervisory Board's decision. In such call, Mr. Zwartendijk further informed Mr. Manos that the Purchaser was unwilling to pay the $43.50 per share price it would have been willing to pay if Sainsbury had agreed to participate in the transaction. In addition, Mr. Zwartendijk stated that the tender offer would need to be subject to a 70% minimum tender condition. Mr. Zwartendijk further informed Mr. Manos that if an agreement were reached between the parties it would have to be approved by the Executive Board of the Purchaser at a meeting scheduled to be held on Monday, May 18th. Mr. Manos indicated that he would have to discuss Mr. Zwartendijk's proposal with the rest of the directors of the Selling Shareholder and with the Special Committee.

     On May 13, 1998, Mr. Zwartendijk proposed to Mr. Manos a price of $43.00 per share and a 65% minimum tender condition, subject to approval, in the case of the Purchaser, by its Executive Board, and in the case of the Selling Shareholder, by its Board of Directors, as well as the Special Committee. On May 14th, Mr. Manos phoned Mr. Zwartendijk and indicated that the $43.00 per share price would be acceptable if the Purchaser would agree that, if it were to acquire the Class AL Shares during the pendency of the tender offer, the price to be paid for the Class AC Shares and the Shares in the tender offer would be increased to $43.50. On Friday, May 15, Mr. Butzelaar informed Mr. Rutstein by telephone that Mr. Manos' proposal would be acceptable to the Purchaser.

     During the period from May 13 through May 18, 1998, the parties and their financial and legal advisors continued to negotiate the terms of the proposed stock purchase agreement.

     On Monday, May 18, 1998, the Executive Board of the Purchaser met to consider the proposed transaction described in this Offer to Purchase and approved the transaction. Later that evening the Purchaser was informed that the Board of Directors of the Selling Shareholder and the Special Committee also had approved the proposed transaction. On the morning of May 19, the Purchaser and the Selling Shareholder executed and delivered the Stock Purchase Agreement.

     Subsequently, on May 19, Mr. van der Hoeven informed Lord Sainsbury by telephone that the Purchaser would announce its agreement to acquire the Class AC Shares and Offer later that day even if Sainsbury did not expect to participate in the Offer or otherwise sell its interest in the Company to the Purchaser. Lord Sainsbury informed Mr. van der Hoeven that Sainsbury would be willing to tender its Shares into the Offer if the Offer Price were increased to $43.50 and if the Purchaser would agree to pay $100 million for the Class AL Shares held by Sainsbury. Mr. van der Hoeven said that he would need to consult with the other members of the Executive Board of the Purchaser and its advisors. After discussing Lord Sainsbury's proposal with other members of the Executive Board and the Purchaser's financial and legal advisors, Mr. van der Hoeven called Lord Sainsbury and accepted his proposal. As a result of Sainsbury's agreement to participate in the transaction, the Purchaser increased the price to be paid for the Class AC Shares pursuant to the Offer to $43.50 per share and agreed to waive the 65% minimum tender condition. Subsequently, the representatives of the Purchaser revised the documents relating to the Offer to reflect the Purchaser's understanding with Sainsbury, the increased Offer Price and the elimination of the minimum tender condition.

CONTACTS WITH THE COMPANY.

     Confidentiality Agreement. The following is a summary of the Confidentiality Agreement dated as of February 2, 1998 between the Purchaser and the Selling Shareholders (the "Confidentiality Agreement"). The summary is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Confidentiality Agreement can be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7.

     Under the Confidentiality Agreement, the Purchaser agreed to use information furnished by the Selling Shareholder and the Company that is not otherwise generally available to the public (other than as a result of disclosure by the Purchaser or its representatives) (the "Received Material") exclusively for the purpose of evaluating an acquisition by the Purchaser from the Selling Shareholder of the Class AC Shares. In addition, the Purchaser agreed not to disclose any of the Received Materials other than under certain circumstances.

     Exclusivity Agreement. The following is a summary of the Letter Agreement dated April 27, 1998, between the Purchaser and the Selling Shareholder regarding exclusivity (the "Exclusivity Agreement"). The summary is qualified in its entirety by reference to the Exclusivity Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Exclusivity Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7.

     Under the Exclusivity Agreement, the Selling Shareholder agreed that from the date of the Exclusivity Agreement until May 31, 1998, neither it nor any of its agents would, directly or indirectly, take any action to enter into, solicit or otherwise encourage (i) any proposal to acquire any of the Class AC Shares, a substantial amount of the assets of the Company or more than 10% of any class of equity securities, (ii) any tender or exchange offer, or (iii) any merger, consolidation or similar transaction. However, pursuant to the Exclusivity Agreement, the Selling Shareholder could, in response to an unsolicited acquisition proposal from J Sainsbury (USA) Holdings Inc. or any affiliate thereof (collectively the "Sainsbury Group"), (i) enter into negotiations with the Sainsbury Group if the Selling Shareholder determined that the unsolicited proposal from the Sainsbury Group was superior to the proposal of the Purchaser and that failing to consider the proposal from the Sainsbury Group would be a breach of fiduciary duty by the Board of Directors of the Selling Shareholder and (ii) after notice to the Purchaser, enter into an acquisition agreement with the Sainsbury Group if the Selling Shareholder and the Purchaser are unable to enter into a stock purchase agreement meeting certain requirements.

     11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; STOCK PURCHASE AGREEMENT; SAINSBURY AGREEMENT.

     PURPOSE OF THE OFFER. The purpose of the Offer and the Purchaser's acquisition of the Class AC Shares pursuant to the Stock Purchase Agreement and of the Class AL Shares pursuant to the agreement to be entered into with Sainsbury (the "Sainsbury Agreement") is to enable the Purchaser to acquire control of the Company's Board of Directors and the entire equity interest in the Company. Upon consummation of the Offer and the purchase of the Class AC Shares and the Class AL Shares, the Purchaser intends to propose a merger of a subsidiary of the Purchaser with and into the Company as described below. The Offer is being made pursuant to the Stock Purchase Agreement.

     PLANS FOR THE COMPANY. It is currently expected that, initially following the purchase of the Class AC Shares and the Class AL Shares and the consummation of the Offer, the business and operations of the Company will continue as they currently are conducted without substantial change. The Purchaser currently intends to cause the Company's operations to continue to be run and managed by its existing executive officers. The Purchaser will continue to evaluate all aspects of the business, operations, capitalization and management of the Company during the pendency of the Offer and after the consummation of the Offer and will take such further actions as it deems appropriate under the circumstances then existing. The Purchaser intends to seek additional information about the Company during this period. Thereafter, the Purchaser intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing the Company's potential in conjunction with the Company's other U.S. operations and maximizing the synergies that are expected to result therefrom.

     As a condition to the purchase of the Class AC Shares by the Purchaser pursuant to the Stock Purchase Agreement, each person who has been elected by the Selling Shareholder to the Board of Directors of the Company must have either resigned or have been removed as a director of the Company. It is anticipated that the Sainsbury Agreement will have a comparable condition with respect to the directors elected by Sainsbury to the Board of Directors of the Company. Simultaneously with the purchase by the Purchaser of the Class AC Shares pursuant to the Stock Purchase Agreement and of the Class AL Shares pursuant to the Sainsbury Agreement, the Purchaser will appoint all new directors to the Company's Board of Directors to replace those that resign or are removed as described above, as the Purchaser deems appropriate.

     Following the purchase of the Class AC Shares and the Class AL Shares and the consummation of the Offer, the Purchaser may transfer all or a portion of the Class AC Shares, the Class AL Shares and/or the Shares to a direct or indirect subsidiary of the Purchaser.

     Upon the acquisition by the Company of the Class AC Shares from the Selling Shareholder and the Class AL Shares from Sainsbury, the Purchaser would own 100% of the outstanding capital stock of the Company entitled to vote. As a result, the Purchaser will be able to cause the merger of a subsidiary of the Purchaser with and into the Company. Any remaining holders of the Shares will not be entitled to vote on such a merger. The Purchaser anticipates that it will take all necessary and appropriate action to cause such a merger to become effective as soon as reasonably practicable after its acquisition of the Class AC Shares and the Class AL Shares. At the effective time of such merger, each outstanding Share (other than those held by the Purchaser or any subsidiary thereof) will be converted into the highest price paid per Share pursuant to the Offer without interest. If such merger is consummated, the holders of the Shares will have certain rights under Section 262 of the Delaware General Corporation Law (the "DGCL") to dissent and demand appraisal of, and payment in cash for the fair value of, that stockholder's Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any value arising from any such merger) required to be paid in cash to dissenting stockholders for their Shares. Any judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price, any such consideration provided in any such merger and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or any such consideration provided in any such merger. Failure to follow the steps required by Section 262 of the DGCL for protecting appraisal rights may result in the loss of those rights.

     If a stockholder who demands an appraisal under Section 262 of the DGCL fails to protect, or effectively withdraws or loses, his right to appraisal, as provided in the DGCL, the Shares of that stockholder could be converted into the consideration offered in accordance with any such agreement of merger which could be entered into. A stockholder may withdraw his demand for appraisal by delivering to the Purchaser a written withdrawal of such demand for appraisal and acceptance of any such merger.

     THE FORGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger with such controlling stockholder or its affiliates has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. Although the remedies of rescission or rescissionary damages are possible in an action challenging a merger as a breach of fiduciary duty, decisions of the Delaware courts have indicated that in most cases, the remedy available in a merger that is found not to be "fair" to minority stockholders is a damages remedy based on essentially the same principles as an appraisal.

     Except as otherwise discussed in this Offer to Purchase, the Purchaser has no present plans or proposals that would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation involving the Company or any of its subsidiaries, or sale or transfer of a material amount of assets of the Company or any of its subsidiaries or in any other material changes to the Company's capitalization, dividend policy, corporate structure, business or composition of the Board of Directors of the Company or the Company's management.

     STOCK PURCHASE AGREEMENT. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE STOCK PURCHASE AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE STOCK PURCHASE AGREEMENT, A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE STOCK PURCHASE AGREEMENT MAY BE INSPECTED AT, AND COPIES MAY BE OBTAINED FROM, THE SAME PLACES AND IN THE MANNER SET FORTH IN SECTION 7.

     Purchase of the Class AC Shares. Pursuant to the Stock Purchase Agreement, the Selling Shareholder agreed to sell, and the Purchaser agreed to purchase, subject to the terms and conditions thereof, all of the Class AC Shares at a price of $43.00 per share. The Stock Purchase Agreement, however, provided that if the Purchaser acquires, or enters into a binding agreement to acquire, all of the Class AL Shares prior to the Expiration Date of the Offer, the Offer Price of $43.00 per Share, net to the seller in cash, would be increased to $43.50 per Share, net to the seller in cash. Subsequent to the execution of the Stock Purchase Agreement, the Purchaser and Sainsbury agreed, subject to agreement on documentation, for the acquisition by the Purchaser of all of the Class AL Shares, and the Purchaser increased the Offer Price to $43.50, net to the seller in cash. The Selling Shareholder has agreed in the Stock Purchase Agreement to tender pursuant to the Offer, upon the terms and subject to the conditions set forth in the Stock Purchase Agreement, all of the Shares owned by the Selling Shareholder. The obligation of the Purchaser to purchase the Class AC Shares is subject to the satisfaction of the following conditions: the truth of the Selling Shareholder's representations and warranties, the performance by the Selling Shareholder of its covenants, no injunctions, receipt of consents and approvals, the non-occurrence of the conditions set forth in Section 14 hereof, the resignation of the Directors of the Company elected by the Selling Shareholder and the approval of the Offer by the Board of Directors of the Company. The obligations of the Selling Shareholder to sell the Class AC Shares is subject to the satisfaction of the following conditions: the truth of the representations and warranties of the Purchaser, the performance by the Purchaser of its covenants, no injunctions, the expiration of HSR waiting periods and consummation of the Offer.

     The Offer. The Stock Purchase Agreement provides that, subject to the terms and conditions thereof, the Purchaser will commence the Offer and that the obligation of the Purchaser to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject to only those conditions set forth in the Stock Purchase Agreement, which are described in Section 14. The Purchaser may waive any of the conditions described in Section 14. The Purchaser reserves the right to modify the terms of the Offer, including, without limitation, to extend the Offer beyond any scheduled expiration date, except that, without the consent of the Selling Shareholder, the Purchaser will not reduce the number of Shares sought in the Offer, reduce the Offer Price, modify or add to the conditions of the Offer described in
Section 14 in a manner that is materially adverse to the holders of the Shares or change the form of consideration payable in the Offer.

     Subject to the terms and conditions set forth in the Stock Purchase Agreement (including the rights to terminate, extend or modify the Offer) and the terms and conditions of the Offer, the Purchaser agrees to use its best efforts to consummate the Offer as soon as legally permissible.

     In the Stock Purchase Agreement, the Selling Shareholder represented that
(i) Wasserstein has delivered to the Special Committee its opinion that the consideration to be received by the holders of Shares pursuant to the Offer is fair, from a financial point of view, to holders of Shares, subject to the assumptions and qualifications contained in such opinion, (ii) the Special Committee has determined unanimously that the Offer is fair to, and in the best interests of, the holders of Class A Shares and recommended to the Board of Directors of the Company that it approve and recommend acceptance of the Offer by the holders of Class A

Shares, (iii) the President of the Company has called or will have called no later than May 19, 1998, a special meeting of the Board of Directors of the Company and (iv) it has been advised that five of the nine directors of the Company intend to vote to approve and recommend acceptance of the Offer by the holders of the Shares. The Stock Purchase Agreement provides that the Officers' and Directors' Schedule 14D-9 shall contain the recommendation of the Special Committee.

     Interim Operations. The Stock Purchase Agreement provides that during the period from the date of the Stock Purchase Agreement to the date that the Class AC Shares are purchased in accordance with the terms and provisions of the Stock Purchase Agreement and the Shares are purchased pursuant to the Offer (collectively the "Closing Date"), except as permitted, required or specifically contemplated by, or otherwise described in, the Stock Purchase Agreement or otherwise consented to or approved in writing by the Purchaser, the Selling Shareholder (i) shall not vote the Class AC Shares in favor of any action that would cause, or that is part of a transaction that would cause, (ii) shall cause the directors of the Company who are also directors of the Selling Shareholder not to vote in favor of any action that would cause, or that is a part of a transaction that would cause, and (iii) shall otherwise use its reasonable best efforts to cause the Company and each of its subsidiaries not to take any action that would cause, any of the representations or warranties with respect to the Company set forth in the Stock Purchase Agreement to be untrue or incorrect. In addition, the Stock Purchase Agreement provides that during the period from the date of the Stock Purchase Agreement to the Closing Date, except as permitted, required or specifically contemplated by, or otherwise described in, the Stock Purchase Agreement or otherwise consented to or approved in writing by the Purchaser, the Selling Shareholder (i) shall vote the Class AC Shares in favor of any action that would cause, or that is part of a transaction that would cause, (ii) shall cause the directors of the Company who are also directors of the Selling Shareholder to vote in favor of any action that would cause, or that is a part of a transaction that would cause, and (iii) shall otherwise use its reasonable best efforts to cause, in each case, the Company and each of its subsidiaries to do the following: (A) conduct their respective operations only according to their ordinary and usual course of business consistent with past practice; and (B) use their best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, landlords, joint venture partners, employees, agents and others having business relationships with them. In addition, the Stock Purchase Agreement further provides that during the period from the date of the Stock Purchase Agreement to the Closing Date, except as permitted, required or specifically contemplated by, or otherwise described in, the Stock Purchase Agreement or otherwise consented to or approved in writing by the Purchaser, the Selling Shareholder (i) shall not vote the Class AC Shares in favor of, and shall affirmatively vote the Class AC Shares against, any action that would cause, or that is part of a transaction that would cause, (ii) shall cause the directors of the Company who are also directors of the Selling Shareholder not to vote in favor of, and to affirmatively vote against, any action that would cause, or that is a part of a transaction that would cause, and (iii) shall otherwise use its reasonable best efforts to cause, in each case, the Company and each of its subsidiaries not to do any of the following: (A) make any change in or amendment to the Certificate of Incorporation or By-Laws (or comparable governing documents) of the Company or any subsidiary, (B) issue, sell or acquire any shares of its capital stock (other than in connection with the exercise of all the stock options and other rights to purchase Shares outstanding on the date of the Stock Purchase Agreement) or any of its other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure, (C) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries, (D) declare, pay, set aside or make any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire any shares of its capital stock or its other securities, other than dividends and distributions by a direct or indirect wholly-owned subsidiary to its parent and regular annual cash dividends by the Company on its capital stock in an amount not in excess of $0.80 per share per fiscal annum at the same time such dividends are customarily declared and paid, (E) (1) except as set forth in the Stock Purchase Agreement, enter into any contract or commitment with respect to (x) any individual capital expenditure in excess of $7,500,000 in the case of certain budgeted capital expenditures or $2,000,000 in the case of unbudgeted capital expenditures or (y) capital expenditures that in the aggregate exceed $40,000,000 in any thirteen week period, (2) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business or division thereof, or (3) enter into, amend, modify, supplement or cancel any other material contract, (F) acquire a material amount of assets or securities or release or relinquish any material contract rights other than in the ordinary course of business in accordance with past practice and the Company's short term investment program, (G) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of the Stock Purchase Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining (except for the termination of certain collective bargaining agreements which will expire in accordance with their terms prior to the Closing Date), bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers, employees or former employees and/or directors, (H) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets or incur or modify any indebtedness or other liability or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person or, other than in the ordinary course of business consistent with past practice, make any loan or other extension of credit, (I) agree to the settlement of any material claim or litigation (including, but not limited to any claim or litigation in respect of or related to any environmental law), (J) make any material tax election or settle or compromise any material tax liability, (K) permit any insurance policy naming it as beneficiary or a loss payable payee to be canceled without notice to the Purchaser unless (1) such insurance policy is immediately replaced, with no gaps or lapses in coverage, with an insurance policy issued by a financially sound and reputable insurance company in at least such amounts and against at least such risks as the canceled policy or (2) such cancellation would not have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"), (L) make any material change in its method of accounting, (M) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary, (N) take any action, including, without limitation, the adoption of any stockholder rights plan or amendments to its Certificate of Incorporation (or other organizational or governing documents), which would, directly or indirectly, restrict or impair the ability of the Purchaser to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of the Company that may be acquired or controlled by the Purchaser or permit any stockholder to acquire securities of the Company on a basis not available to the Purchaser in the event that the Purchaser were to acquire securities of the Company, or (O) agree, in writing or otherwise, to take any of the foregoing actions.

     No Solicitation. The Stock Purchase Agreement provides that the Selling Shareholder and each of its officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants, agents or advisors (collectively "Agents") shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any purchase of the Class AC Shares or any Acquisition Proposal (as defined below). The Selling Shareholder shall not, directly or indirectly, take (and the Selling Shareholder shall not authorize or permit its Agents to so take) any action to (i) encourage, solicit or initiate the making of any offer to purchase the Class AC Shares or any Acquisition Proposal, (ii) enter into any agreement with respect to any offer to purchase the Class AC Shares or any Acquisition Proposal, or
(iii) participate in any way in discussions or negotiations with, or furnish or disclose any information to, any person (other than the Purchaser) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any offer to purchase the Class AC Shares or any Acquisition Proposal. For purposes of this Section, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any person (other than the Purchaser) relating to any direct or indirect acquisition or purchase of all or any of the Class AC Shares, of a substantial amount of assets of the Company or any of its subsidiaries or of more than 10% of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning more than 10% of any other class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Stock Purchase Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or which would reasonably be expected to dilute materially the benefits to the Purchaser of the transactions contemplated by the Stock Purchase Agreement. In addition, the Stock Purchase Agreement provides that during the period from the date of the Stock Purchase Agreement to the Closing Date, except as permitted, required or specifically contemplated by, or otherwise described in, the Stock Purchase Agreement or otherwise consented to or approved in writing by the Purchaser, the Selling Shareholder (i) shall use its reasonable best efforts to cause (A) the Company and its Agents immediately to cease any discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal and (B) the Company and its subsidiaries not to take, directly or indirectly, (and the Company not to authorize or permit its or its subsidiaries' Agents to take) any action to (1) encourage, solicit or initiate the making of any Acquisition Proposal, (2) enter into any agreement with respect to any Acquisition Proposal, or (3) participate in any way in discussions or negotiations with, or furnish or disclose any information to, any person (other than the Purchaser) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) shall not vote the Class AC Shares in favor of any Acquisition Proposal, (iii) shall cause the directors of the Company who are also directors of the Selling Shareholder not to vote to approve or recommend, or propose to approve or recommend, any Acquisition Proposal or in favor of the Company entering into any agreement with respect to any Acquisition Proposal, and (iv) shall otherwise use its reasonable best efforts to cause the Board of Directors of the Company not to approve, recommend or propose to approve or recommend any Acquisition Proposal or the entering into by the Company of any Acquisition Proposal. The Stock Purchase Agreement further provides that the Selling Shareholder shall, or shall use its reasonable best efforts to cause the Company to, advise the Purchaser of any request for information or of any offer to purchase the Class AC Shares or any Acquisition Proposal, or any inquiry or proposal with respect to any offer to purchase the Class AC Shares or any Acquisition Proposal, the material terms and conditions of such request, offer or Acquisition Proposal and of any changes thereto, and the identity of the entity or person making any such inquiry or proposal.

     Directors' and Officers' Insurance and Indemnification. The Purchaser has agreed in the Stock Purchase Agreement that for a period of six years from the Closing Date, the Purchaser shall cause the directors of the Company elected by the Purchaser to the Board of Directors of the Company not to vote to, and shall otherwise use its reasonable best efforts to cause the Company not to, amend, repeal or otherwise modify the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-Laws on the date of the Stock Purchase Agreement in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Closing Date were directors, officers, employees or agents of the Company, unless such modification is required by law. In addition, the Stock Purchase Agreement provides that for a period of three years from the Closing Date, the Purchaser (i) shall cause the directors of the Company elected by the Purchaser to the Board of Directors of the Company to vote to, and shall otherwise use its reasonable best efforts to cause the Company to, maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered on the date of the Stock Purchase Agreement by the Company's directors' and officers' liability insurance policy; provided, however, that in no event shall the Company be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance which the Selling Shareholder has represented to be $200,160 for the most recent twelve month period; provided further, that if the annual premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further that the Company may substitute for such Company policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Closing Date or, alternatively, (ii) shall cause the Purchaser's directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of the Stock Purchase Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy.

     Compensation and Benefits. The Stock Purchase Agreement states that the Purchaser currently intends that, during the period commencing at the Closing Date and ending on December 31, 1999, the active employees of the Company and its subsidiaries who are not covered by collective bargaining agreements ("Non-Union Employees") will be provided with employee benefits (other than stock option and other non-tax-qualified plans or arrangements involving the potential issuance of securities of the Company or of the Purchaser) which are in the aggregate not materially less favorable to those currently provided by the Company and its subsidiaries to such Non-Union Employees; provided, that (i) the covenants contained in this paragraph shall only be effective to the extent permitted under laws and regulations in force from time to time, and (ii) the Purchaser reserves the right to review all employee benefit plans and arrangements of the Company after the Closing Date and to make such changes of an administrative or investment management nature as it, in its discretion, deems appropriate. Notwithstanding the foregoing, Non-Union Employees who are currently accruing benefits under Section 3.8 of Article III and Article VI of the Giant Food Inc. Excess Benefit Savings Plan (the "EBS Plan") at the Closing Date shall continue to participate in the EBS Plan and to accrue benefits under these provisions at the same accrual rates in effect at the Closing Date. The preceding sentence shall not apply to any other benefits under the EBS Plan including, without limitation, benefits under Article IV thereof). In addition, the Stock Purchase Agreement states that Non-Union Employees who meet the minimum eligibility requirements under the stock option plans maintained by the Purchaser after the Closing Date shall be eligible to be granted stock options thereunder in accordance with the terms of such plans.

     Options. Pursuant to the Stock Purchase Agreement, prior to the Closing Date, the Selling Shareholder will cause appropriate resolutions to be voted on by the Board of Directors of the Company (or, if appropriate, any committee thereof), shall cause the directors of the Company who are also directors of the Selling Shareholder to vote in favor of the adoption of such resolutions and shall otherwise use its reasonable best efforts to cause such resolutions to be adopted, and use its reasonable best efforts to take all other actions necessary including, but not limited to, using its reasonable best efforts to cause the Company to obtain the consent and release of all of the holders of all the outstanding stock options and other rights to purchase Shares (the "Options") heretofore granted under any stock option plan of the Company or otherwise (the "Stock Plans"), to (i) provide for the cancellation, effective at the Closing Date, subject to the payment provided for in the next sentence being made, of all Options, (ii) terminate, as of the Closing Date, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary (collectively with the Stock Plans, referred to as the "Stock Incentive Plans") with respect to any interest in the capital stock of the Company and (iii) amend, as of the Closing Date, the provisions in any other employee benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Company or any interest in the capital stock of the Company (other than in respect of cash payments through the Offer). Immediately prior to the Closing Date, each Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of Shares but shall entitle each holder thereof, in cancellation and settlement therefor, to payments by the Company in cash, subject to any applicable withholding taxes (the "Cash Payment"), at the Closing Date, equal to the product of (x) the total number of Shares subject to such Option, whether or not then vested or exercisable and (y) the excess of the Offer Price over the exercise price per Share subject to such Option, each such Cash Payment to be paid to each holder of an outstanding Option at the Closing Date. Incident to the foregoing, any then outstanding stock appreciation rights or limited stock appreciation rights shall be cancelled immediately prior to the Closing Date without any payment therefor. In addition, the Stock Purchase Agreement provides that the Selling Shareholder shall use its reasonable best efforts to cause the Company to take all steps to ensure that neither the Company nor any of its subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any person, other than the Purchaser or its affiliates, to own any capital stock of the Company or any of its subsidiaries or to receive any payment in respect thereof. Notwithstanding any other provision of this paragraph to the contrary, payment of the Cash Payment may be withheld with respect to any Option until necessary consents and releases are obtained.

     Agreement to Use Best Efforts. Pursuant to the Stock Purchase Agreement and subject to the terms and conditions thereof, each of the Purchaser and the Selling Shareholder shall, and the Selling Shareholder shall use its reasonable best efforts to cause the Company to, with respect to matters within their respective control, cooperate and use their respective best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all reasonable things necessary and proper under applicable law to consummate the transactions contemplated by the Stock Purchase Agreement as promptly as practicable, (ii) obtain from any governmental authority, regulatory organization or other instrumentality or agency or any other third party any licenses, permits, consents, waivers, approvals, authorizations, qualifications, or orders required to be obtained or made by the Company, the Purchaser or the Selling Shareholder or any of their subsidiaries in connection with the authorization, execution and delivery of the Stock Purchase Agreement and the consummation of the transactions contemplated therein, and (iii) as promptly as practicable, make, or cause to be made, all filings necessary, proper or advisable with respect to the Stock Purchase Agreement and the transactions contemplated therein under (x) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any related governmental request thereunder, and (y) any other applicable laws or regulations; provided, however, that no loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of the Purchaser. In addition, the Stock Purchase Agreement provides that the Purchaser and the Selling Shareholder shall, and the Selling Shareholder shall use its reasonable best efforts to cause the Company to, cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Purchaser and the Selling Shareholder shall, and the Selling Shareholder shall use its reasonable best efforts to cause the Company to, use their respective best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by the Stock Purchase Agreement. Notwithstanding anything to the contrary in this paragraph, none of the Purchaser, the Selling Shareholder or the Company or any of their respective subsidiaries shall be required to sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or business of the Purchaser, the Selling Shareholder, the Company or any of their affiliates or withdraw from doing business in a particular jurisdiction or take any other action that, in the aggregate, in the sole judgment of the Purchaser, would reasonably be expected to substantially impair or substantially reduce the Purchaser's ability to control, direct or manage on a day-to-day basis the business or affairs of the Company or to substantially impair or substantially reduce the overall benefits expected, as of the date hereof, to be realized by the Purchaser from the consummation of the transactions contemplated by the Stock Purchase Agreement or would have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), prospects, operations or results of operations of the Purchaser and its subsidiaries taken as a whole or the Company and its subsidiaries taken as a whole.

     Representations and Warranties. In the Stock Purchase Agreement, the Selling Shareholder has made customary representations and warranties to the Purchaser with respect to, among other things, its organization, corporate authority, ownership of Class AC Shares and consents and approvals. In addition, in the Stock Purchase Agreement, the Selling Shareholder has made customary representations and warranties to the best of its knowledge to the Purchaser with respect to, among other things, the Company's organization, corporate authority, capitalization, consent and approvals, financial statements, public filings, the absence of any material adverse changes in the Company since February 23, 1997, compliance with laws, employee benefit plans, undisclosed liabilities and litigation, taxes, intellectual property, environmental matters, labor relations, vote required, stockholder rights plan and opinion of financial advisor.

     Termination. The Stock Purchase Agreement may be terminated and the transactions contemplated thereby may be abandoned by the Purchaser, on the one hand, or the Selling Shareholder, on the other hand, if any condition to the completion of the transactions contemplated thereby is not fulfilled on or prior to December 31, 1998.

     Payment of Certain Fees and Expenses Upon Termination. Except as provided in the next succeeding sentence, all expenses incurred in connection with the Stock Purchase Agreement and the consummation of the transactions contemplated thereby shall be paid by the party incurring such expenses. If (i) the transactions contemplated by the Stock Purchase Agreement are not consummated due to a material breach of the representations or warranties of the Selling Shareholder or a material failure by the Selling Shareholder to fulfill a covenant or agreement (other than in respect of a breach of the covenant specified under the heading "No Solicitation" above) or due to (x) the occurrence of any of the events set forth in subparagraph (iii) (e) of Section 14 hereof or (y) the occurrence of any of the events set forth in subparagraph
(iii) (g) or (h) of Section 14 hereof (other than in respect of a breach of the covenant specified under the heading "No Solicitation" above) and (ii) the Selling Shareholder sells all or any portion of the Class AC Shares and/or the Shares within two years from the date of the Stock Purchase Agreement then in any such case the Selling Shareholder shall pay to the Purchaser, in lieu of reimbursement of the Purchaser's out-of-pocket expenses, $2,500,000 or such lesser amount as the Selling Shareholder shall receive in the aggregate from all sales of the Class AC Shares and Shares during such two year period, such amount to be paid by or on behalf of the Selling Shareholder in same day funds within two business days after each sale of the Class AC Shares and/or Shares until the amount so received by the Purchaser equals $2,500,000. If (i) the transactions contemplated by the Stock Purchase Agreement are not consummated due to the a breach of the covenant specified under the heading "No Solicitation" above or due to (1) the occurrence of any of the events set forth in subparagraph (ii)
(f) of Section 14 hereof or (2) the occurrence of any of the events set forth in subparagraph (ii) (g) or (h) of Section 14 hereof (but only in respect of a breach of the covenant specified under the heading "No Solicitation" above), and
(ii) the Selling Shareholder sells all or any portion of the Class AC Shares or the Shares within two years from the date of the Stock Purchase Agreement then in any such case, as a condition to such sale, the Selling Shareholder shall pay or cause to be paid to the Purchaser $10,000,000, such amount to be paid by or on behalf of the Selling Shareholder in same day funds within two business days after the first such sale of the Class AC Shares and/or Shares.

     Sainsbury Agreement. On May 19, 1998, the Purchaser and Sainsbury agreed, subject to agreement on documentation, (i) for Sainsbury to sell, and for the Purchaser to purchase, all of the Class AL Shares for an aggregate purchase price of $100,000,000 on the terms and conditions to be agreed upon and (ii) for Sainsbury to tender pursuant to the Offer, upon the terms and subject set forth herein, all of the Shares owned by Sainsbury. See Section 11. The Purchaser expects to enter into a definitive agreement with Sainsbury as promptly as practicable. The Purchaser anticipates that the conditions for the purchase and sale of the Class AL Shares will be comparable to those contained in the Stock Purchase Agreement.

     The foregoing description is subject to the preparation and completion of a definitive stock purchase agreement with Sainsbury. If and when a definitive stock purchase agreement with Sainsbury is executed, copies will be filed as exhibits to an amendment to the Schedule 14D-1.

     12. DIVIDENDS AND DISTRIBUTIONS. As described above, the Stock Purchase Agreement provides that prior to the Closing Date, except as permitted, required or specifically contemplated by, or otherwise described in, the Stock Purchase Agreement or otherwise consented to or approved in writing by the Purchaser, the Selling Shareholder (i) shall not vote the Class AC Shares in favor of, and shall affirmatively vote the Class AC Shares against, any action that would cause, or that is part of a transaction that would cause, (ii) shall cause the directors of the Company who are also directors of the Selling Shareholder not to vote in favor of, and to affirmatively vote against, any action that would cause, or that is a part of a transaction that would cause, and (iii) shall otherwise use its reasonable best efforts to cause, in each case, the Company and each of its subsidiaries not to declare, pay, set aside or make any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire any shares of its capital stock or its other securities, other than dividends and distributions by a direct or indirect wholly-owned subsidiary to its parent and regular annual cash dividends by the Company on its capital stock in the amount not in excess of $0.80 per share per fiscal annum at the same time such dividends are customarily declared and paid.

     If, on or after May 19, 1998, the Company should (a) split, combine, redeem or reclassify or purchase or otherwise acquire any shares of its capital stock or its other securities or (b) issue or sell any shares of its capital stock (other than in connection with the exercise of options outstanding on the date of the Stock Purchase Agreement) or any of its other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure, then, subject to the provisions of Section 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after May 19, 1998, the Company should declare, pay, set aside or make any dividend or other distribution or payment with respect to any shares of its capital stock, or issue with respect to any shares of its capital stock any additional shares, shares of any other class of capital stock, other securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser on the Company's stock transfer records, other than dividends and distributions by a direct or indirect wholly-owned subsidiary to its parent and regular annual cash dividends by the Company on its capital stock in the amount not in excess of $0.80 per share per fiscal annum at the same time such dividends are customarily declared and paid, then, subject to the provisions of Section 14, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount in excess of any permitted cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchasers and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of each exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     Nothing in this Section 12 shall constitute a waiver by the Purchaser of any of its rights under the Stock Purchase Agreement or a limitation of remedies available to the Purchaser for any breach of the Stock Purchase Agreement, including termination thereof.

     13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer is expected to reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     The Shares are currently listed on the AMEX, the Philadelphia Stock Exchange, Inc. (the "PHSE") and the Pacific Stock Exchange (the "PSE" and, together with the AMEX and the PHSE, the "Exchanges"). Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the Exchanges and may therefore be delisted from some or all of the Exchanges. The AMEX's published guidelines require that an issuer have at least 200,000 publicly held shares (exclusive of holdings of officers, directors or beneficial owners of more than 10%), held by at least 300 record shareholders, with a market value of at least $1 million. The criteria for continued listing on the PHSE are divided into two tiers. A Tier I company must have (a) at least 200,000 shares outstanding and (b) either
(i) at least 400 public shareholders or (ii) at least 300 shareholders. A Tier II company must have (a) at least

375,000 shares outstanding exclusive of shares held by reporting persons under
Section 16(a) of the Exchange Act, (b) an aggregate trading value for a majority of days of at least (i) $250,000 for a three calendar month period, (ii) $500,000 for a six calendar month period, (iii) $750,000 for a nine calendar month period, and (iv) $1 million in a twelve calendar month period, and (c) at least 250 public holders. The criteria for continued listing on the PSE also is divided into two tiers. A Tier I issuer on the PSE must have (a) at least 200,000 publicly held shares and a market value of at least $1,000,000 and (b) at least 400 public beneficial holders, or at least 300 beneficial holders of 100 shares or more. A Tier II issuer on the PSE must have (a) 300,000 publicly held shares and a market value of $500,000 and (b) at least 250 public beneficial holders. The Purchaser has been advised that on May 15, 1998 there were 9,209 holders of record of Shares. If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of any of the Exchanges for continued listing and the listing of the Shares is discontinued on all or any of such Exchanges, the market and prices for the Shares could be adversely affected.

     If any of the Exchanges were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market, Inc. ("NASDAQ") or other sources. However, the extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of shareholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors.

     The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for NASDAQ reporting. It is the present intention of the Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer.

     14. CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer or the Stock Purchase Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for any Shares tendered pursuant to the Offer and may terminate or amend the Offer and may postpone the acceptance of and payment for Shares (i) if the Stock Purchase Agreement shall have been terminated in accordance with its terms or the purchase and sale of the Class AC Shares pursuant to the Stock Purchase Agreement shall not have been consummated prior to or simultaneously with the consummation of the purchase of the Shares pursuant to the Offer; or (ii) if, at any time on or after May 19, 1998 and before the Expiration Date, any of the following shall occur:

          (a) there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act (including a request for additional information or documentary material pursuant to 16 C.F.R. Sec. 803.20) to the purchase of the Class AC Shares pursuant to the Stock Purchase Agreement, without consent of the Purchaser, (i) challenging or seeking to, or which could reasonably be expected to make illegal, impede, materially delay or otherwise directly or indirectly restrain, prohibit or make more costly the acquisition of the Class AC Shares or the Offer or seeking to obtain material damages, (ii) seeking to prohibit or limit the ownership or operation by the Purchaser of all, or, in the sole judgment of the Purchaser, a portion that would reasonably be expected to substantially impair or substantially reduce the Purchaser's ability to control, direct or manage on a day-to-day basis the business or affairs of the Company or to substantially impair or substantially reduce the overall benefits expected, as of the date of the Stock Purchase Agreement, to be realized by the Purchaser from the consummation of the transactions contemplated by the Stock Purchase Agreement or would have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), prospects, operations or results of operations of the Purchaser and its subsidiaries taken as a whole or the Company and its subsidiaries taken as a whole (a "significant portion"), of the business or assets of the Company or any of its subsidiaries or to compel the Purchaser to dispose of or hold separately all, or, in the sole judgment of the Purchaser, a significant portion of, the business or assets of the Purchaser or the Company or any of its subsidiaries, or seeking to impose any limitation on the ability of the Purchaser to conduct such business or own such assets which limitation, in the sole judgment of the Purchaser, would reasonably be expected to substantially impair or substantially reduce the Purchaser's ability to control, direct or manage on a day-to-day basis the business or affairs of the Company or to substantially impair or substantially reduce the overall benefits expected, as of the date of the Stock Purchase Agreement, to be realized by the Purchaser from the consummation of the transactions contemplated by the Stock Purchase Agreement or would have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), prospects, operations or results of operations of the Purchaser and its subsidiaries taken as a whole or the Company and its subsidiaries taken as a whole, (iii) seeking to impose limitations on the ability of the Purchaser effectively to acquire, hold or exercise full rights of ownership of any shares of capital stock of the Company, which limitations, in the sole judgment of the Purchaser, are significant or (iv) seeking to require divestiture by the Purchaser of any shares of capital stock of the Company;

          (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) the Purchaser, the Company or any subsidiary of the Company or (ii) the Offer, the acquisition of any shares of capital stock of the Company, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act (including a request for additional information or documentary materials pursuant to 16 C.F.R. Sec. 803.20) to the purchase of the Class AC Shares pursuant to the Stock Purchase Agreement, which could reasonably be expected to directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change), or the Purchaser shall have become aware of any fact, that is reasonably likely to have a Material Adverse Effect on the Company;

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, The Netherlands or any other jurisdiction of incorporation or organization of any bank or other financial institution in any manner involved with the financing of the purchase of the Class AC Shares pursuant to the Stock Purchase Agreement or the Offer, (iii) any material limitation (whether or not mandatory) by any U.S. Federal, state or foreign governmental authority or agency on the extension of credit by banks or other lending institutions,
     (iv) a commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or The Netherlands or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (e) any of the representations or warranties made by the Selling Shareholder in the Stock Purchase Agreement (in the case of any representations or warranties with respect to the Company, without regard to the knowledge of the Selling Shareholder) that are qualified as to materiality shall be untrue or incorrect in any respect or any such representations and warranties that are not so qualified shall be untrue or incorrect in any respect which would have a Material Adverse Effect, in each case as of the date of the Stock Purchase Agreement and the scheduled expiration date of the Offer as if such representation or warranty were made at the time of such determination and except as to any such representation or warranty which speaks as of a specific date or for a specific period, which must be untrue or incorrect in the foregoing respects as of such specific date or period;

          (f) (i) the Board of Directors of the Company shall have failed to approve or recommend the Offer, (ii) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to the Purchaser the approval or recommendation of the Offer or approved or recommended any Acquisition Proposal, (iii) any corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to any Acquisition Proposal or (iv) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the things set forth in clauses
     (ii) or (iii) of this paragraph (f);

          (g) the Selling Shareholder shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Selling Shareholder to be performed or complied with by it under the Stock Purchase Agreement and, in the case only of failures to perform any agreement or covenant of the Selling Shareholder set forth under "Interim Operations" in Section 11, such failure to perform would have a Material Adverse Effect or materially adversely affect the ability of the Purchaser to consummate the transactions contemplated by the Stock Purchase Agreement or have a material adverse effect on the value of the Company and its subsidiaries taken as a whole; or

          (h) the Company or any of its subsidiaries shall have (i) failed to act in accordance with (b)(iii)(A) and (B) of "Interim Operations" in
     Section 11 and (b)(i)(B) and (iv) of "No Solicitation" in Section 11 or
     (ii) taken any of the actions listed in (c)(iii)(A)-(O) of "Interim Operations" in Section 11 or (b)(i)(A) of "No Solicitation" in Section 11;

which, in the reasonable judgment of the Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser, or may be waived by the Purchaser, in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 14 will be final and binding upon all parties to the Stock Purchase Agreement.

     The conditions to the Offer contained in the Stock Purchase Agreement included a condition that there be valid tendered and not properly withdrawn prior to the Expiration Date a number of Shares which constitutes at least 65% of the outstanding shares on a fully diluted basis. Upon reaching agreement with Sainsbury to acquire the Class AL Shares, the Purchaser determined to waive this minimum tender condition.

     15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     GENERAL. Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the Commission, the Purchaser is not aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that it would seek such approval or action. The Company's pharmacists are required to be licensed by the appropriate state board of pharmacy and the Federal Drug Enforcement Administration (the "FDEA"). The Company's pharmacies and the Company's pharmacy distribution center are also registered with the FDEA. Many of the Company's stores sell alcoholic beverages and are subject to various state and local licensing requirements as a result. By virtue of these license and registration requirements, the Purchaser or the Company may be obligated to obtain certain governmental consents and approvals in order to comply with applicable law. The Purchaser believes that such approvals can be obtained in due course, and that the Company will continue to conduct its operations substantially in the same manner as before the transfer. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or that certain parts of the businesses of the Company or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

     STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The Purchaser does not believe that provisions of Section 203 of the DGCL are applicable to the Company because the Company does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on the NASDAQ Stock Market or (iii) held of record by more than 2,000 stockholders. As a result, no action by the Board of Directors of the Company is required under such Section in respect of the Offer, the Stock Purchase Agreement or the other transactions contemplated thereby.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Based on information supplied by the Selling Shareholder and the Selling Shareholder's representations in the Stock Purchase Agreement, the Purchaser does not believe that any state takeover statutes apply to the Offer. The Purchaser has not currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     APPRAISAL RIGHTS. No appraisal rights are available to holders of Shares in connection with the Offer.

     REGULATORY APPROVALS. Under the HSR Act, certain acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer is subject to the prior or simultaneous acquisition of the Class AC Shares pursuant to the terms of the Stock Purchase Agreement and such acquisition of the Class AC Shares is subject to the HSR requirements.

     Under the provisions of the HSR Act applicable to the purchase of Class AC Shares pursuant to the Stock Purchase Agreement, such purchase may not be made until the expiration of a 30-calendar day waiting period following the required filing of a Notification and Report Form under the HSR Act by both the Purchaser and the Selling Shareholder, which filings the Purchaser and the Selling Shareholder plan to submit on or about May 20, 1998. Accordingly, the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, on or about June 19, 1998, unless early termination of the waiting period is granted or the Purchaser or the Selling Shareholder receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from the Purchaser or the Selling Shareholder prior to the expiration of the 30-day waiting period, the waiting period would be extended and would expire at 11:59 P.M., New York City time, on the twentieth calendar day after the date of substantial compliance by both the Purchaser and the Selling Shareholder with such request. Thereafter, the waiting period could be extended only by court order or by consent of both the Purchaser and the Selling Shareholder. If the acquisition of Class AC Shares, and therefore the Shares, is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares pursuant to the Offer will be deferred until 20 days after the request is substantially complied with, unless the waiting period is terminated sooner by the FTC or the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act, except by court order or by consent. However, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing these issues and may agree to delay consummation of the transaction while such negotiations continue.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Class AC Shares by the Purchaser pursuant to the Stock Purchase Agreement. At any time before or after the Purchaser's purchase of Class AC Shares, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Class AC Shares pursuant to the Stock Purchase Agreement or seeking divestiture of Class AC Shares acquired by the Purchaser or divestiture of substantial assets of the Purchaser, the Company or any of their respective subsidiaries. State attorneys general may also bring legal action under the antitrust laws, and private parties may bring such action under certain circumstances. The Purchaser believes that the acquisition of Class AC Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the purchase of the Class AC Shares pursuant to the Stock Purchase Agreement on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     16. FEES AND EXPENSES. Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Merrill Lynch is acting as the Dealer Manager in connection with the Offer. Pursuant to an engagement letter between the Purchaser and Merrill Lynch, Merrill Lynch has been retained to act as financial advisor to the Purchaser in connection with its effort to acquire the Company. The Purchaser has agreed to pay Merrill Lynch for its services a financial advisory fee of (a) $1,000,000 upon the earlier of the execution of the Stock Purchase Agreement or commencement of the Offer and (b) $9,000,000, less any amount previously paid pursuant to clause (a), upon the consummation of the transactions contemplated by the Stock Purchase Agreement or the purchase of the Shares pursuant to the Offer, provided that an amount equal to the lesser of (i) $2,000,000 and (ii) the sum of (A) the fees payable to Merrill Lynch in connection with (1) any bridge or bank financing in connection with the acquisition of the Company or
(2) any public offering or private placement of any securities in connection with the acquisition of the Company and (B) the fees that would have been payable to Merrill Lynch with respect to any financing, offering or placement described in subclause (A) above with respect to which Merrill Lynch declined to take the leading role in, shall be refunded to the Purchaser from any fees payable to Merrill Lynch pursuant to this clause (b). In addition, if the Purchaser is entitled to payment of any amounts pursuant to the third sentence under the heading "Payment of Certain Fees and Expenses Upon Termination" in
Section 11, then in certain cases Merrill Lynch will be entitled to receive a fee equal to 5% of the aggregate amount of such amount paid to the Purchaser. The Purchaser has also agreed to reimburse Merrill Lynch for all reasonable out-of-pocket expenses incurred by Merrill Lynch, including the reasonable fees and disbursements of their counsel, provided that such expenses will not exceed $25,000, without prior approval of the Purchaser. In addition, the Purchaser has agreed to indemnify Merrill Lynch and certain related persons against certain liabilities and expenses, including liabilities under the Federal securities laws.

     The Purchaser has also retained The Bank of New York, as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the U.S. federal securities laws.

     In addition, the Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the U.S. federal securities laws.

     Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

     17. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser has filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          KONINKLIJKE AHOLD N.V.

May 19, 1998

                                   SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE

                           OFFICERS OF THE PURCHASER

     1. SUPERVISORY BOARD, CORPORATE EXECUTIVE BOARD AND EXECUTIVE OFFICERS OF THE PURCHASER. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Supervisory Board, the Corporate Executive Board and each executive officer of the Purchaser. The principal address of the Purchaser and, unless indicated below, the current business address for each individual listed below is Albert Heijnweg 1, 1507 EH Zaandam, The Netherlands,
Telephone: 011-31-75-6599111. Each such person is, unless indicated below, a citizen of The Netherlands. Members of the Supervisory Board are identified by an asterisk and members of the Corporate Executive Board are identified by two asterisks.

             NAME AND CURRENT                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             BUSINESS ADDRESS                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
             ----------------                  --------------------------------------------------
H. de Ruiter*.............................  Chairman of the Supervisory Board of the Purchaser;
Carel van Bijlandtlaan                      Former Group Managing Director and Managing Director of
2596 HR The Hague                           Royal Dutch Petroleum Company; Member of the Supervisory
(P.O. Box 162 2501 AN)                      Board of Royal Dutch Petroleum Company; Member of the
(The Hague)                                 Supervisory Board of Heineken N.V.; Member of the
The Netherlands                             Supervisory Board of Wolters Kluwer N.V.; Chairman of
                                            the Supervisory Board of Beers N.V.; Chairman of the
                                            Supervisory Board of Koninklijke Hoogovens N.V.;
                                            Chairman of the Supervisory Board of Koninklijke Pakhoed
                                            N.V.; Non-Executive Director of British Biotech;
                                            Chairman of the Supervisory Board of Aegon N.V.
R.J. Nelissen*............................  Vice Chairman of the Supervisor Board of the Purchaser;
Hoog Hoefloo 36                             Former Chairman of the Managing Board of ABN/AMRO
1251 ED Laren                               Holding N.V.; Supervisory Board Member of ABN AMRO
The Netherlands                             Holding N.V. and ABN AMRO Bank N.V.; Supervisory Board
                                            Member of Elsevier N.V. and Reed Elsevier PLC
Sir Michael Perry*........................  Member of the Supervisory Board of the Purchaser; Deputy
Clarendon House                             Chairman of Bass PLC; Chairman of Centrica PLC (formerly
11-12 Cliffort Street                       British Gas); Chairman of Dunlop Slazenger Group
London W1X 1RB                              Limited; Member of Supervisory Board of Marks & Spencer
United Kingdom                              PLC; Chairman of The Shakespeare Globe Trust; Chairman
                                            of The International Shakespeare Globe Centre Ltd.;
                                            Former Director British Gas PLC; Former Chairman of the
                                            Managing Board of Unilever PLC; Former Chairman of
                                            United Holdings Ltd.; Former Chairman of The Advertising
                                            Association; Former member of the British Chamber of
                                            Commerce (Citizen of the United Kingdom)
J.A. van Kemenade*........................  Member of the Supervisory Board of the Purchaser;
Dreef 3 2012 HR Haarlem                     Governor- General for the Dutch Province of
The Netherlands                             North-Holland; Former Minister of Education and Science
                                            of the Dutch Government

             NAME AND CURRENT                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             BUSINESS ADDRESS                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
             ----------------                  --------------------------------------------------
A.J. Kranendonk*..........................  Member of the Supervisory Board of the Purchaser; Former
Nieuw Rapenburg 23                          President of the Management Board of Freisland W.A.;
8935 BG Leeuwarden                          Chairman of the Association of Dutch Chambers of
The Netherlands                             Commerce; Member of the Supervisory Board of N.V. S.C.
                                            Johnson -- Benelux S.A.; Chairman of the Supervisory
                                            Board of Athlon N.V.; Member of the Supervisory Board of
                                            De Nederlandse Bank N.V.; Member of the Supervisory
                                            Board of DHV B.V.; President of the Supervisory Board of
                                            Dokkumer Vlaggen Centrale B.V.; Member of the
                                            Supervisory Board of Meyn B.V.; Member of the
                                            Supervisory Board of Lankhorst B.V.
R.F. Meyer*...............................  Member of the Supervisory Board of the Purchaser;
Harvard University                          Professor of Business Administration, Harvard Business
Morgan 311                                  School; Chairman of NEDD (Citizen of USA)
Cambridge MA 02163 USA
C.H. van der Hoeven**.....................  President of the Purchaser; Member of the Supervisory
                                            Board of ABN AMRO Bank N.V.
F.I. Ahlqvist**...........................  Executive Vice-President of the Purchaser; Member of the
                                            Supervisory Board of Schuitema N.V.; Member of
                                            Supervisory Board of "We" International B.V.; Deputy
                                            Chairman of the Supervisory Board of Achmea Holding
                                            N.V.; Chairman of Supervisory Board GUS Holland Holding
                                            B.V.; Past Chairman of CIES; Board Member of CIES
                                            (Citizen of Sweden)
J.G. Andreae**............................  Executive Vice-President of the Purchaser; Former
                                            President of Albert Heijn B.V.; President of the
                                            Supervisory Board of S.V.M.; Former Member of the
                                            Supervisory Board of KLM-catering; Co-chairman of ECR
                                            Europe; Co-chairman of ECR NL
A.M. Meurs**..............................  Executive Vice-President & CFO of the Purchaser; Former
                                            Senior Vice-President of the Purchaser; Former Senior
                                            Vice-President of Finance of the Purchaser; Former
                                            Vice-President of Finance of the Purchaser; Member of
                                            the Supervisory Board of Van Den Boom Groep; Member of
                                            the Supervisory Board of Van der Hoop Effectenbank N.V.
E.S. Moerk**..............................  Executive Vice-President of the Purchaser; Member of the
                                            Supervisory Board of Schuitema N.V.; Member of the Board
                                            and International Council of INSEAD; Former President of
                                            Campbell Biscuits Europe; Former Corporate
                                            Vice-President of Campbell Soup Company (Citizen of
                                            Norway)
R. Zwartendijk**..........................  Executive Vice-President of the Purchaser; President and
                                            CEO of Ahold U.S.A. Inc.; President of Luis Paez S.A.;
                                            Former Member of the Supervisory Board of Schuitema
                                            N.V.; Member of the Supervisory Board of Numico N.V.;
                                            President of the Supervisory Board of A.C. Holding N.V.
A. Buitenhuis.............................  Senior Vice President of Finance and Fiscal Affairs of
                                            the Purchaser; former Director of Finance of the
                                            Purchaser

             NAME AND CURRENT                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             BUSINESS ADDRESS                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
             ----------------                  --------------------------------------------------
P.P.J. Butzelaar..........................  Senior Vice President and General Counsel of the
                                            Purchaser; Managing Director of Disco International
                                            Holdings N.V.; Former Corporate Secretary and Senior
                                            Vice President and General Counsel of the Purchaser;
                                            Member of the Supervisory Board of DCE Holding B.V.
H. Gobes..................................  Senior Vice-President of Communications of the Purchaser
L.A.P.A. Verhelst.........................  Senior Vice President of Administration of the
                                            Purchaser; Former President of Pays-Bas Property Fund
                                            N.V.; Former Member of the Executive Board of
                                            Koninklijke Bols Wessanen N.V.
M.J. Dorhout Mees.........................  Senior Vice President of Business Development of the
                                            Purchaser; Former Senior Vice President of Sales &
                                            Services of Albert Heijn B.V.; Former Deputy Director of
                                            Customer Services of Albert Heijn B.V.
N.L.J. Berger.............................  Corporate Secretary of the Purchaser; Former Deputy and
                                            General Counsel of the Purchaser
A.J. Brouwer..............................  Senior Vice President of Management Development and
                                            Organization of the Purchaser; Former Vice President of
                                            Management Development and Organization of the Purchaser
P.P.M. Ekelschot..........................  Senior Vice President of Internal Audit of the
                                            Purchaser; Former Vice President of Internal Audit of
                                            the Purchaser

     2. OWNERSHIP OF SHARES BY DIRECTORS AND EXECUTIVE OFFICERS. To the best knowledge of the Purchaser, none of the other persons listed on this Schedule I beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the persons listed on this Schedule I has effected any transactions in the Shares during the past 60 days.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each holder of Shares or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

           By Mail:                 Facsimile Transmission:       By Hand or Overnight Courier:
           --------                 -----------------------       -----------------------------
                                (for Eligible Institutions Only)
 Tender & Exchange Department                                     Tender & Exchange Department
        P.O. Box 11248                  (212) 815-6213                 101 Barclay Street
     Church Street Station                                         Receive and Deliver Window
 New York, New York 10286-1248                                      New York, New York 10286
                                  For Information Telephone:
                                ------------------------------
                                        (800) 507-9357

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers as set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other tender offer materials may be obtained from the Information Agent. Stockholders may also contact their brokers, dealers, commercial banks and trust companies or other nominees for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                77 Water Street
                            New York, New York 10005
                Bankers and Brokers call collect: (212) 425-1685
                        Call Toll Free : (800) 714-3311

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.

                             World Financial Center
                                  North Tower
                         New York, New York 10281-1305
                         (212) 449-8971 (Call Collect)